Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements on Form S-8 (No. 333-144870, No. 333-176733, No. 333-183882, No. 333-205836 and No. 333-219084) and Form S-3 (No. 333-216943 and No. 333-200422) of Lakeland Industries, Inc. of our report dated April 16, 2018 with respect to the consolidated financial statements of Lakeland Industries, Inc. and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company, included in this Annual Report on Form 10-K of Lakeland Industries, Inc. for the fiscal year ended January 31, 2018.

/s/ Friedman LLP
New York, New York
April 16, 2018